PRESS RELEASE

GCM Grosvenor Reports Third Quarter 2024 Earnings Results, with Year-to-Date Fundraising Increasing 34%, and Year-to-Date GAAP Net Income, Fee-Related Earnings and Adjusted Net Income Increasing 16%, 18% and 24%, Respectively, Year-Over-Year

CHICAGO, November 8, 2024 – GCM Grosvenor (Nasdaq: GCMG), a global alternative asset management solutions provider, today reported its results for the third quarter 2024.
GCM Grosvenor issued a detailed presentation of its third quarter ending September 30, 2024 results to the Public Shareholders section of GCM Grosvenor’s website at https://www.gcmgrosvenor.com/shareholder-events.
Conference Call
A conference call to discuss GCM Grosvenor’s financial results will be held today, Friday, November 8, 2024, at 10:00 a.m. ET. The call will be accessible via public webcast from the Public Shareholders section of GCM Grosvenor’s website at https://www.gcmgrosvenor.com/shareholder-events, and a replay of the live broadcast will be available on the website soon after the call’s completion.
The call can also be accessed by dialing (888) 256-1007 (toll-free) or (929) 477-0448 and using the passcode 8009777.
About GCM Grosvenor
GCM Grosvenor (Nasdaq: GCMG) is a global alternative asset management solutions provider with approximately $80 billion in assets under management across private equity, infrastructure, real estate, credit, and absolute return investment strategies. The firm has specialized in alternatives for more than 50 years and is dedicated to delivering value for clients by leveraging its cross-asset class and flexible investment platform.
GCM Grosvenor’s experienced team of approximately 550 professionals serves a global client base of institutional and individual investors. The firm is headquartered in Chicago, with offices in New York, Toronto, London, Frankfurt, Tokyo, Hong Kong, Seoul and Sydney. For more information, visit: gcmgrosvenor.com.
Non-GAAP Financial Measures
Included in the results above, we report certain financial measures that are not required by, or presented in accordance with, GAAP. Management uses these non-GAAP measures to assess the performance of our business across reporting periods and believes this information is useful to investors for the same reasons. These non-GAAP measures should not be considered a substitute for the most directly comparable GAAP measures, which we reconcile within the detailed presentation discussed above. Further, these measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these measurements in isolation or as a substitute for GAAP measures including net income (loss). We may calculate or present these non-GAAP financial measures differently than other companies who report measures with the same or similar names, and as a result, the non-GAAP measures we report may not be comparable.

Public Shareholders Contact
Stacie Selinger
sselinger@gcmlp.com
312-506-6583
Media Contact
Tom Johnson and Abigail Ruck
H/Advisors Abernathy

tom.johnson@h-advisors.global / abigail.ruck@h-advisors.global
212-371-5999
Source: GCM Grosvenor